LETTER OF INTENT

Parties:
Laburnum Ventures Inc., a Nevada corporation (“Laburnum”), and AGR Stone & Tools USA, Inc., a Texas corporation (“AGR”), wish to enter into this binding letter of intent (the “LOI”) which will provide for the basic structure of a share exchange and reverse merger between the parties (the “Share Exchange”).

It is the intention of the parties to enter into a long form agreement governing the Share Exchange by July 31, 2009.  If no long form agreement is entered into, this LOI will govern the Share Exchange until it is terminated and shall be amended to include the signatures of the shareholders of AGR.

Structure:	The parties shall complete the Share Exchange in accordance with the terms of this LOI as applicable to the respective companies.

Consideration:
Pursuant to the Share Exchange, each common share of AGR shall be exchanged for one common share of Laburnum.

All related party debts owed by Laburnum shall be cancelled upon the closing of the Share Exchange (the “Share Exchange Closing”).

Conditions Precedent:
Prior to the Share Exchange Closing:
• AGR will obtain approval for the Share Exchange from each of its shareholders.
• Laburnum shall have no liabilities.
• AGR shall have provided Laburnum with audited financial statements for the last two completed fiscal years and an auditor reviewed interim period statements for a period ending no later than 60 days before the delivery of the financial statements.
• Both parties will have conducted due diligence on each other and the results of such due diligence will be satisfactory to both parties.

Details:
Upon the Share Exchange Closing:
• Laburnum shall file an application to change its name to AGR International Inc.
• Thomas Brown shall resign from all officer positions with Laburnum and:
o G.M. (Rock) Rutherford shall be appointed as President, CEO and director;
o John Kuykendall shall be appointed as Vice President, Chief Financial Officer, Secretary, Treasurer and director;
o M. Todd Rutherford shall be appointed as Vice President and Chief Operations Officer and director; and
o Thomas Brown shall remain as a director of the Laburnum.
• Thomas Brown shall cancel 25,000,000 shares of Laburnum’s common stock currently held in his name
• AGR shall become the fully owned subsidiary of Laburnum.

Termination Events:
The LOI and any Share Exchange agreement entered into on the basis of this LOI will have provisions for termination, and the rescission of any actions undertaken in order to fulfill the obligations of this LOI or a subsequent agreement, upon the occurrence of any one of the following events:
• By mutual consent and such consent will not be unreasonably withheld; or
• By either party if either party is not satisfied with the results of due diligence undertaken in good faith.

Independent Legal Advice:
Each party acknowledges that it has had the opportunity to obtain its own independent legal and tax advice with respect to the terms of this LOI prior to execution of this LOI and further acknowledges that it fully understands this LOI.  AGR and the AGR Shareholders acknowledge that counsel for Laburnum does not represent the interests of AGR or its shareholders.

Representations and Warranties Of Laburnum:
Laburnum represents and warrants to AGR that:

1. Laburnum is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  Laburnum is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Laburnum owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Laburnum taken as a whole.

2. To the best knowledge of Laburnum, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Laburnum or which involves any of the business, or the properties or assets of Laburnum that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Laburnum taken as a whole (a “Laburnum Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Laburnum Material Adverse Effect.

3. Laburnum has all requisite corporate power and authority to execute and deliver this LOI and any other document contemplated by this LOI (collectively, the “Laburnum Documents”) to be signed by Laburnum and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the Laburnum Documents by Laburnum and the consummation by Laburnum of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Laburnum is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This LOI has been, and the other Laburnum Documents when executed and delivered by Laburnum as contemplated by this LOI will be, duly executed and delivered by Laburnum and this LOI is, and the other Laburnum Documents when executed and delivered by Laburnum, as contemplated hereby will be, valid and binding obligations of Laburnum enforceable in accordance with their respective terms, except:

a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
c) as limited by public policy.

4. The Laburnum common shares to be issued upon the Share Exchange Closing will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this LOI, will be duly and validly issued, fully paid and non-assessable.

5. No representation or warranty by Laburnum in this LOI nor any certificate, schedule, statement, document or instrument furnished or to be furnished to AGR pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

6. Laburnum has no more than 60,000,000 shares of common stock outstanding and no outstanding derivative securities and no issued or outstanding preferred shares.

7. Compliance

a) To the best knowledge of Laburnum, Laburnum is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Laburnum;

b) To the best knowledge of Laburnum, Laburnum is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Laburnum Material Adverse Effect;

c) Laburnum has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this LOI.  All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Laburnum, threatened, and none of them will be adversely affected by the consummation of the Share Exchange; and

d) Laburnum has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  Laburnum has not received any notice of any violation thereof, nor is Laburnum aware of any valid basis therefore.

Representations and Warranties of AGR:
AGR represents and warrants to Laburnum that:

1. Each shareholder of AGR is an accredited investor as that term is defined in the Securities Act of 1933, as amended.

2. AGR is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  AGR is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which AGR owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of AGR taken as a whole.

3. To the best knowledge of AGR, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting AGR or which involves any of the business, or the properties or assets of AGR that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of AGR taken as a whole (an “AGR Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such an AGR Material Adverse Effect.

4. AGR has all requisite corporate power and authority to execute and deliver this LOI and any other document contemplated by this LOI (collectively, the “AGR Documents”) to be signed by AGR and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the AGR Documents by AGR and the consummation by AGR of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of AGR is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This LOI has been, and the other AGR Documents when executed and delivered by AGR as contemplated by this LOI will be, duly executed and delivered by AGR and this LOI is, and the other AGR Documents when executed and delivered by AGR, as contemplated hereby will be, valid and binding obligations of AGR enforceable in accordance with their respective terms, except:

a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
c) as limited by public policy.

5. GR has no more than 47,000,000 shares of common stock outstanding and no outstanding derivative securities or outstanding preferred shares.

6. No representation or warranty by AGR in this LOI nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Laburnum pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

7. Neither the execution, delivery and performance of this LOI, nor the consummation of the Share Exchange, will conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of AGR or any of its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AGR or any of its subsidiaries, or any of their respective material property or assets.

8. AGR acknowledges that any Laburnum securities issued in this Share Exchange will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with all applicable securities laws.

9. Compliance

a) To the best knowledge of AGR, AGR is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of AGR;

b) To the best knowledge of AGR, AGR is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a AGR Material Adverse Effect;

c) AGR has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this LOI.  All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of AGR, threatened, and none of them will be adversely affected by the consummation of the Share Exchange; and

d) AGR has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  AGR has not received any notice of any violation thereof, nor is AGR aware of any valid basis therefore.

Mutual Covenants:
1. The representations and warranties of both parties set forth in this LOI will be true, correct and complete in all respects as of the Share Exchange Closing, as though made on and as of the Share Exchange Closing.

2. All information regarding the business of AGR including, without limitation, financial information that AGR provides to Laburnum during Laburnum’s due diligence investigation of AGR will be kept in strict confidence by Laburnum and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Laburnum or disclosed to any third party (other than Laburnum’s professional accounting and legal advisors) without the prior written consent of AGR.  If the Share Exchange contemplated by this LOI does not proceed for any reason, then upon receipt of a written request from AGR, Laburnum will immediately return to AGR (or as directed by AGR) any information received regarding AGR’s business.  Likewise, all information regarding the business of Laburnum including, without limitation, financial information that Laburnum provides to AGR during its due diligence investigation of Laburnum will be kept in strict confidence by AGR and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by AGR or disclosed to any third party (other than AGR’s professional accounting and legal advisors) without Laburnum’s prior written consent.  If the Share Exchange contemplated by this LOI does not proceed for any reason, then upon receipt of a written request from Laburnum, AGR will immediately return to Laburnum (or as directed by Laburnum) any information received regarding Laburnum’s business.

3. Between the date of this LOI and the Share Exchange Closing, each of the parties to this LOI will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this LOI, if it becomes aware of the occurrence after the date of this LOI of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this LOI or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

Jurisdiction	The parties agree to attorn to the non-exclusive jurisdiction of the Province of British Columbia regarding this LOI.

Accepted on: June 4, 2009

AGR Stone & Tools USA, Inc. Per: /s/ G.M. (Rock) Rutherford G.M. (Rock) Rutherford, CEO

Laburnum Ventures Inc.

Per: /s/ Thomas Brown
Thomas Brown, CEO